EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northwest Bancorp, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-41984) on Form S-8, registration statement (No. 333-85118) on Form S-8, and registration statement (No. 333-46651) on Form S-8 of Northwest Bancorp, Inc. of our reports dated September 13, 2005, with respect to the consolidated statements of financial condition of Northwest Bancorp, Inc. as of June 30, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 annual report on Form 10-K of Northwest Bancorp, Inc.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
September 13, 2005